Exhibit 23.4

[IMS HEALTH HQ LIMITED LETTERHEAD]

IMS Health HQ Limited
   7, Harewood Avenue
London NW1 6JB

AstraZeneca PLC
Legal & Secretary’s Department
2 Kingdom Street
London
W2 6BD
For the attention of Adrian Kemp
By fax 020 7604 8151 & by post

 26 November 2013

Dear Ladies and Gentlemen

IMS DATA DISCLOSURE FOR ANNUAL REPORT AND FORM 20-F INFORMATION 2012

In connection with the filing of the accompanying Registration Statement on Form F-3 (the “Form F-3”) of AstraZeneca PLC (“AstraZeneca”), IMS Health hereby authorises AstraZeneca to refer to IMS Health and certain pharmaceutical industry data derived by IMS Health, as identified on the pages included in Exhibit 15.4 to AstraZeneca’s Annual Report and Form 20-F Information for the fiscal year ended December 31, 2012 (the “Annual Report”), which Annual Report is incorporated by reference in the accompanying Form F-3 of AstraZeneca, subject to the same acknowledgements and agreements as set forth in our letter from IMS Health HQ Limited to AstraZeneca PLC, dated 25 March 2013 and included in Exhibit 15.4 to the Annual Report.

Please indicate your agreement to the foregoing by signing in the space indicated below. Our authorisation will not become effective until accepted and agreed by AstraZeneca.

Very truly yours,

/s/ James E. Salitan

James E. Salitan
Vice President and Associate General Counsel, EMEA Region
For and on behalf of IMS Health HQ Limited

ACCEPTED AND AGREED
this 26th day of  November 2013

AstraZeneca PLC

 By: /s/ Adrian Kemp

Name: Adrian Kemp
Title: Company Secretary